UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 9, 2010

Desert Capital REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

0-51344	20-0495883
(Commission File Number)	(IRS Employer Identification No.)

1291 W. Galleria Drive, Suite 200, Henderson, Nevada	89014
(Address of Principal Executive Offices)	(Zip Code)

(800) 419-2855
(Registrant's Telephone Number, Including Area Code)

NONE.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 9, 2010, Desert Capital REIT, Inc., a Maryland corporation (the "Company") entered into a Standstill Agreement (the "Standstill Agreement") with Taberna Capital Management, LLC, as the collateral manager ("Taberna") for various CDO vehicles which beneficially own 100% of the preferred securities backed by the Company’s $30.9 million junior subordinated notes (the "Notes") issued pursuant to that certain Junior Subordinated Indenture dated June 16, 2006 between DCR and The Bank of New York Mellon Trust Company, National Association (formerly known as JPMorgan Chase Bank, National Association), as Trustee, as the same has been amended (the "Indenture").  Pursuant to the terms of the Standstill Agreement, subject to certain conditions, Taberna has agreed to standstill and refrain from exercising certain rights and remedies that may exist by virtue of certain events of default under the Indenture that have occurred or may occur during the standstill period. Taberna’s agreement to standstill will terminate upon the occurrence of an event constituting the Standstill Termination (hereinafter defined).

The term "Standstill Termination" means the earlier to occur of:

 (i) the date upon which Taberna gives the Company a written notice describing the occurrence of a Termination Event (hereinafter defined);

 (ii) the commencement of a case under any bankruptcy, receivership, moratorium, conservatorship or similar action by or against the Company (provided, however, that if such case is an involuntary case, only if the Company does not, within sixty (60) days after such case is instituted, obtain the dismissal of such involuntary case); or

(iii) the commencement of any action or proceeding against Taberna by the Company.

As used herein, the term "Termination Event" means that (a) the Company shall fail to pay to Taberna in immediately available funds, within one (1) business day after the Company receives a counterpart of the Standstill Agreement duly executed by Taberna, an amount equal to $394,329.17, (b) the Company shall fail to make a payment to Taberna on or before March 31, 2010 in the amount of $328,181.63, which constitutes the scheduled payment of accrued and unpaid interest due on the Notes that was due on January 30, 2010, and (c) the Company shall fail to make any subsequent scheduled payment of accrued and unpaid interest due on the Notes when due under the terms of the Indenture (including any grace period thereunder).

Taberna previously accelerated the indebtedness evidenced by the Notes, the principal amount of which remains due and payable.  Accordingly, if a Termination Event occurs, the standstill period would terminate and Taberna may exercise its available rights and remedies, including enforcement of collection of the debt, which if exercised, could reasonably be expected to result in a bankruptcy filing by the Company.

The foregoing description of the Standstill Agreement is qualified in its entirety by reference to the Standstill Agreement dated March 8, 2010, a copy of which is attached and incorporated herein as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1  Standstill Agreement dated March 8, 2010, between Desert Capital REIT, Inc. and Taberna Capital Management, LLC, as Collateral Manager for the holders of the Preferred Securities

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 12, 2010

          DESERT CAPITAL REIT, INC.

          By:  /s/  Todd B. Parriott
          Todd B. Parriott
          Chief Executive Officer